Exhibit 10.6

PROMISSORY NOTE $15,100,000.00 April 3, 2013 Morris Plains, New Jersey Loan No. 901000544 1. Promise to Pay. FOR VALUE RECEIVED, the undersigned, WU/LH 300 AMERICAN L.L.C., a Delaware limited liability company, and WUILH 500 AMERICAN L.L.C., a Delaware limited liability company (collectively “Borrower”), jointly and severally, promise to pay in lawful money of the United States of America to the order of GENWORTH LIFE INSURANCE COMPANY, a Delaware corporation (“Lender”), at c/o Bank of America, RESF - Servicing, 900 West Trade Street, Suite 650, NC1-026-06-01, Charlotte, North Carolina 28255, or such other place either within or without the State of North Carolina as Lender may designate in writing from time to time, the principal sum of FIFTEEN MILLION ONE HUNDRED THOUSAND DOLLARS ($15,100,000.00), with interest from the date hereof on the unpaid principal balance !it the rate set forth below. 2. Interest. From the date hereof, interest shall accrue on the unpaid principal balance at the rate of THREE AND TWO-TENTHS PERCENT (3.2%) per annum. 3. Payments and Term. (a) Principal and interest shall be due and payable as follows: (i) A payment of all interest to accrue hereon from the Disbursement Date to and including the last day of the month during which the Disbursement Date occurs shall be due and payable on the Disbursement Date. For purposes of this Note, the “Disbursement Date” shall be the date on which disbursement of loan proceeds occurs. (ii) Monthly payments of interest only in the sum of FORTY THOUSAND TWO HUNDRED SIXTY-SIX DOLLARS AND SIXTY-SEVEN CENTS ($40,266.67) each shall be due and payable on the first day of each calendar month, commencing on June 1, 2013 and continuing on the first day of each calendar month thereafter to and including May 1, 2014. (iii) Monthly payments of principal and interest in the sum of SEVENTY-THREE THOUSAND ONE HUNDRED EIGHTY-SIX DOLLARS AND FIFTY-THREE CENTS ($73,186.53) each shall be due and payable on the first day of each calendar month, commending on June 1, 2014 and continuing on the first day of each calendar month thereafter to and including the Maturity Date (hereinafter defined), such payments being based upon a twenty-flve (25) year amortization period beginning on May 1, 2014. (iv) The entire indebtedness evidenced by this Note, if not sooner paid, shall be due and payable on April 30, 2018 (the “Maturity Date”). (b) All payments on account of the indebtedness evidenced by this Note shall be first applied to interest, costs and prepayment fees (if any) and then to principal. Interest shall be computed on the basis of a 360- day year consisting of twelve 30-day months.

4. Prepayment.

This Note may be prepaid in full on a scheduled payment date, upon giving the holder of this Note ("Holder") thirty (30) days prior written notice (which notice may be revoked by the Borrower without penalty), by paying, in addition to the outstanding principal balance at the date of prepayment (plus all accrued interest and other sums due under the terms of the Loan Documents, as that term is defined below), a Prepayment Fee.

The Prepayment Fee is equal to the greater of:

(i) 1% of the principal prepaid (principal outstanding after application of payment due on date of prepayment) at the date of prepayment or

(ii) the present value computed on a monthly basis as of the date of prepayment of all future principal and interest payments due under this Note (starting with the first monthly payment due after the prepayment date and including any balloon payments) using the Discount Rate (as defined below) less the principal prepaid.

No Prepayment Fee shall be due if this Note is prepaid (a) during the 90 days prior to the Maturity Date or (b) in connection with the application of insurance proceeds or any condemnation award.

Except as specifically provided above, Borrower hereby expressly agrees that if, for any reason, a prepayment of any or all of this note is made, whether voluntary or upon or following any acceleration of the maturity date by Lender on account of any Event of Default (as hereinafter defined), including but not limited to any transfer or disposition as prohibited or restricted by the Mortgage (as hereafter defined), then Borrower shall be obligated to pay concurrently therewith, as a prepayment premium, the applicable Prepayment Fee specified above. The prepayment fee shall be due and payable in connection with all such payments, including but not limited to payments made by Borrower or any guarantor after the occurrence of any Event of Default, or payments made from the application of proceeds obtained in connection with any foreclosure or other sale of all or any collateral securing the loan evidenced hereby. Borrower agrees that Lender's agreement to make the loan on the terms and conditions set forth in this Note constitutes adequate consideration, given individual weight by Borrower, for this agreement and acknowledges that, in making the loan on the terms and conditions set forth herein, Lender has given individual weight to the consideration afforded by this agreement.

Discount Rate (defined)

The Discount Rate (DR) is the rate which when compounded monthly, is equivalent to the Reinvestment Rate (RR) when compounded semi-annually. The DR shall be rounded to the nearest one hundredth of one percent. For example, if the RR equaled 2.335%, then the DR would equal 2.34%. This is further defined as:

DR = ((((1+RR/2)^2)^(1/12))-1)*12

Reinvestment Rate (defined)

The Reinvestment Rate (RR) is the yield in percent per annum of the Treasury Constant Maturity Nominal 10 (TCM) that equals the remaining Weighted Average Life (WAL) of the Note as published 5 business days prior to the date of prepayment in the Federal Reserve Statistical Release H.15 Selected Interest Rates. If the remaining WAL of this Note does not equal any of the published TCM's then the Reinvestment Rate will be determined by interpolating linearly between two TCM's, one having a maturity as close as possible to, but greater than the remaining WAL of this Note and one having a maturity as close as possible to, but less than the remaining WAL of this Note. The RR shall be rounded to the nearest one hundredth of one percent.

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For example, if the remaining WAL of the Note on June 24, 2004 was 1.38 years then the RR would equal 2.335%. In this example the RR is arrived at by interpolating the 1-year and 2-year TCM's. On June 24, 2004 the 1-year TCM equaled 2.11% and the 2-year TCM equaled 2.74%.

In the event the Federal Reserve Statistical Release H.15 Selected Interest Rates is discontinued or no longer published, the Holder of this Note shall, in its sole discretion, designate some other daily financial or governmental publication of national circulation to determine the Reinvestment Rate which most nearly corresponds to the yield of the TCM.

Weighted Average Life (defined)

The Weighted Average Life (WAL) of the Note is the average number of years that each dollar of unpaid principal due on the Note remains outstanding. WAL is computed as the weighted-average time to the receipt of all future cash flows, using as the weights the dollar amounts of the principal paydowns. The WAL shall be rounded to the second decimal place (for example: 1.38).

For example, for a loan with 17 months remaining and principal payments as detailed in Column B in the chart below, the WAL would equal 1.38 years.

A		B		C
Month	X	Principal Payment	=	Weighted Principal Payment
1	X	$4,495	=	$4,495
2	X	$4,521	=	$9,042
3	X	$4,547	=	$13,641
4	X	$4,574	=	$18,295
5	X	$4,600	=	$23,002
6	X	$4,627	=	$27,763
7	X	$4,654	=	$32,579
8	X	$4,681	=	$37,451
9	X	$4,709	=	$42,378
10	X	$4,736	=	$47,361
11	X	$4,764	=	$52,401
12	X	$4,792	=	$57,498
13	X	$4,819	=	$62,653
14	X	$4,848	=	$67,866
15	X	$4,876	=	$73,138
16	X	$4,904	=	$78,469
17	X	$1,577,601	=	$26,819,214
Totals:		$1,652,747		$27,467,245

Column C = Column A X Column B
WAL = (Total Column C / Total Column B) / 12

Lender shall notify Borrower of the amount and the basis of determination for the Prepayment Fee, which absent manifest error, shall be conclusive and binding upon Lender and Borrower.

Borrower expressly understands, acknowledges and agrees that (i) the Prepayment Fee is fair and reasonable and represents a reasonable estimate of the fair compensation for the loss that Lender shall sustain due to the early pre-payment of the outstanding principal under the Note, (ii) its agreement to pay the Prepayment Fee is a material inducement to Lender to make the loan, without which inducement Lender would not make the loan and (iii) the Prepayment Fee shall be paid without prejudice to the right of Lender to collect and retain any and all other amounts or charges provided to be paid hereunder or under the other Loan Documents.

5. Events of Default.

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(a) The occurrence of any one or more of the following shall constitute an Event of Default under this Note: (i) Borrower’s failure to make any payment of principal or interest when due hereon, followed by Borrower’s failure to make such payment within ten (10) days after written notice thereof given to Borrower by Lender; provided, however, that Lender shall not be obligated to give Borrower written notice prior to exercising its remedies with respect to such default if Lender had previously given Borrower during the previous twelve (12) month period a notice of default for failure to make a payment of principal or interest hereon. (ii) The occurrence of any other Event of Default, as that term is defined in the Mortgage referred to in the “Security; Loan Documents” section below. (b) Time is of the essence. Upon the occurrence of any Event of Default under this Note, (i) the entire principal balance hereof and all accrued interest shall, at the option of Lender, without notice, bear interest at a rate from time to time equal to five (5) percentage points over what would otherwise be the Note rate (or the maximum rate permitted by applicable law if that is less) from the date of occurrence of the event or circumstance giving rise to the Event of Default until the Event of Default is cured and (ii) the entire principal balance hereof and all accrued interest shall immediately become due and payable at the option of Lender, without notice. Lender’s failure to exercise any option hereunder shall not constitute a waiver of the right to exercise the same in the event of any subsequent default. Borrower acknowledges that, during the period of time that any payment of principal, interest or other amount due under this Note is delinquent, Lender will incur costs, expenses and losses attributable to such things as its loss of use of the moneys due and to the adverse impact on its ability to meet its other obligations and to avail itself of other opportunities. Borrower further acknowledges that the exact amount of the costs, expenses and losses would be extremely difficult or impractical to ascertain. Borrower and Lender agree that the increased rate of interest provided for in clause (b)(i) above represents a fair and reasonable estimate of the costs, expenses and losses Lender will incur by reason of any such delinquency in payment. (c) At Lender’s option, any written notice of default required to be given to Borrower hereunder may be given in the form of a statutory notice of default under the laws of the State of New Jersey relating to foreclosures of mortgages. 6. Late Charges. Borrower acknowledges that, if any monthly installment payment under this Note is not made when due (other than a balloon payment due upon maturity), Lender will as a result thereof incur costs not contemplated by this Note, the exact amount of which would be extremely difficult or impracticable to ascertain. Such costs include without limitation processing and accounting charges. Accordingly, except as may otherwise be mandated by applicable law, Borrower hereby agrees to pay to Lender with respect to each monthly installment payment which is not received by Lender within five (5) days of (and including) the date when due (four (4) days after the due date) a late charge equal to FIVE PERCENT (5%) of the amount of the payment. Borrower and Lender agree that such late charge represents a fair and reasonable estimate of the costs Lender will incur by reason of such late payment. Acceptance of such late charge by Lender shall in no event constitute a waiver of the default with respect to the overdue amount, and shall not prevent Lender from exercising any of the other rights and remedies available to Lender. 7. Security: Loan Documents. This Note is secured, among other documents, by a Mortgage, Assignment of Rents and Leases, and Security Agreement (the “Mortgage”) encumbering property (the “Property”) located in Morris County, New Jersey. This Note, the Mortgage and all other related instruments and documents are collectively referred to herein as the “Loan Documents.” -4-

8. Collection Expenses. If there occurs any event or circumstance which is or which with the passage of time, the giving of notice, or both, will constitute an Event of Default, and in connection therewith Lender consults an attorney regarding the enforcement of any of its rights or remedies under this Note or any of the other Loan Documents, or if this Note is placed in the hands of an attorney for collection, or if suit is brought to enforce this Note or any of the other Loan Documents, Borrower promises to pay Lender on demand for all fees, costs and expenses, including reasonable attorneys’ fees, incurred in connection therewith. Such fees, costs and expenses shall include those incurred with or without suit and those incurred at or in preparation for any trial, appeal or review or in any proceedings under any present or future federal bankruptcy act or state receivership law, and any post-judgment collection proceedings. 9. Waivers. Except as expressly provided in this Note to the contrary, Borrower hereby waives presentment, protest and demand for payment, notice of protest, demand, dishonor and nonpayment of this Note. 10. Joint and Several Liability. The liability of each of the undersigned is joint and several with respect to all obligations hereunder. 11. Limitation of Liability. (a) Borrower is hereby released from all personal liability under the Loan Documents to the extent such release does not operate to invalidate the lien of the Mortgage. In the event of foreclosure of the Mortgage or other enforcement of the collection of the indebtedness evidenced by this Note, Lender agrees, and any holder hereof shall be deemed by acceptance hereof to have agreed, not to take a deficiency judgment against Borrower with respect to said indebtedness. (b) Notwithstanding the provisions of paragraph (a) of this “Limitation of Liability’’ section, however, Borrower shall be fully and personally liable to the holder of this Note for all claims, demands, damages, losses, liabilities, fines, penalties, fees, liens, costs and expenses, including attorneys’ fees, suffered or incurred by Lender on account of or in connection with: (i) Waste committed or knowingly permitted to the Property, or fraud or willful misrepresentation committed by Borrower; (ii) The retention of any rental income or other income arising with respect to the Property collected by Borrower after the occurrence of any event or circumstance which is or which with the passage of time, the giving of notice, or both will constitute an Event of Default and prior to the cure (if any) of such event or circumstance, to the extent that any such retained income is not used to pay capital or operating expenses of the Property; (iii) The retention of security deposits or other deposits made by tenants of the Property which are not paid to tenants when due or transferred to Lender or any other party acquiring the Property at a foreclosure sale or any transfer in lieu of foreclosure; (iv) The removal or disposition by Borrower of any personal property or fixtures encumbered by the Mortgage which are not replaced as required by the Mortgage; (v) The misapplication of any proceeds under any insurance policies or awards resulting from condemnation or the exercise of the power of eminent domain or by reason of damage or destruction to any portion of the Property or any building or buildings located thereon; -5-

(vi) Any property taxes or assessments which accrued prior to the earlier of (i) Lender, its nominee or any bidder at a foreclosure sale taking title to the Property or (ii) Borrower’s tender to Lender of a deed to the Property in recordable and insurable form; (vii) Borrower’s failure to maintain in full force and effect hazard, liability and other insurance coverages as required by the Mortgage; and (viii) Borrower’s failure to perform any obligations under the Environmental Indemnity executed in connection with this Note, and any other breach of covenant, breach of warranty or misrepresentation by Borrower under the Mortgage, the Environmental Indemnity or any of the other Loan Documents with respect to hazardous, toxic and dangerous wastes, substances and materials. There will be no liability to the Borrower for such wastes, substances and materials which are introduced to the Property subsequent to a permitted transfer of the Property by Borrower or to the Lender’s acquisition of title as a result of foreclosure or deed in lieu of foreclosure (the date of such transfer or acquisition being referred to as the “Transfer Date”); provided, however, the Borrower shall bear the burden of proof that the introduction and initial release of such wastes, substances and materials (i) occurred subsequent to the Transfer Date, (ii) did not occur as a result of any action of Borrower, and (iii) did not occur as a result of continuing migration or release of any such waste, substance or material introduced prior to the Transfer Date in, on, under or near the Property. Nor shall Borrower be entitled to the benefits of the provisions of paragraph (a) of this “Limitation of Liability” section upon the occurrence of any one or more of the events described in clauses (A), (B) or (C) below (the events described in clauses (A), (B) and (C) below being hereinafter collectively referred to as “Full Recourse Events”): (A) Without Lender’s prior written consent, the Property or any part thereof or interest therein is encumbered by any consensual lien or encumbrance other than that of the Mortgage; provided, however, that, for purposes of this clause (A), the lien or encumbrance of general property taxes or special assessments or of persons supplying labor or materials to or in connection with the Property shall not be deemed to be consensual in nature; or (B) Without Lender’s prior written consent, the Property or any part thereof or interest therein is sold (by contract or otherwise), conveyed or otherwise transferred; or (C) The filing of any bankruptcy or insolvency proceeding by Borrower. Upon the occurrence of any one or more Full Recourse Events, the provisions of paragraph (a) of this “Limitation of Liability” section shall immediately and automatically be of no further force or effect, and Borrower shall thereupon and thereafter have personal liability on this Note without regard to the provisions of paragraph (a) of this “Limitation of Liability” section. (c) The limitations on personal liability contained in paragraph (a) of this “Limitation of Liability section are not intended and shall not be deemed to constitute a forgiveness of the indebtedness evidenced by this Note or a release of the obligation to repay said indebtedness according to the terms and provisions hereof, but shall operate solely to limit the remedies otherwise available to the holder hereof for the enforcement and collection of such indebtedness. (d) As used in this “Limitation of Liability” section, the term “Borrower” includes (i) Borrower (and each of them, if more than one) and (ii) all general partners of any Borrower which is a general or limited partnership. The personal liability hereunder of all persons included with the term “Borrower” shall be joint and several. (e) The provisions of this “Limitation of Liability” section shall control over any conflicting provisions of this Note, the Mortgage or any other instrument or document executed in connection with the indebtedness evidenced hereby. -6-

12. Limitation on Interest and Loan Charges. Interest, fees and charges collected or to be collected in connection with the indebtedness evidenced hereby shall not exceed the maximum, if any, permitted by any applicable law. If any such law is interpreted so that said interest, fees and/or charges would exceed any such maximum and Borrower is entitled to the benefit of such law, then: (A) such interest, fees and/or charges shall be reduced by the amount necessary to reduce the same to the permitted maximum; and (B) any sums already collected from Borrower which exceeded the permitted maximum will be refunded. Lender may choose to make the refund either by treating the payments, to the extent of the excess, as prepayments of principal or by making a direct payment to Borrower. No prepayment premium shall be assessed on prepayments under this paragraph. The provisions of this paragraph shall control over any inconsistent provision of this Note or the Mortgage or any other document executed in connection with the indebtedness evidenced hereby. 13. Governing Law. This Note shall be construed, enforced and otherwise governed by the laws of the State of New Jersey. 14. Lender. As used herein, the term “Lender” includes any subsequent holder of or participant in this Note. 15. Seal and Effective Date. This Promissory Note is an instrument executed under seal and is to be considered effective and enforceable as of the date set forth on the first page hereof, independent of the date of actual execution and delivery. 16. Waiver of Jury Trial. TO THE EXTENT PERMITTED BY LAW, LENDER AND BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, WHETHER ARISING IN CONTRACT OR TORT, BY STATUTE OR OTHERWISE, IN ANY WAY RELATED TO THIS NOTE. BORROWER ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER’S EXTENDING CREDIT TO MAKER THAT THE LENDER WOULD NOT HAVE EXTENDED CREDIT WITHOUT THIS JURY TRIAL WAIVER, THAT BORROWER HAS BEEN REPRESENTED BY AN ATTORNEY OR HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY IN CONNECTION WITH THIS JURY TRIAL WAIVER TO UNDERSTAND THE LEGAL EFFECT OF THIS WAVIER, AND NO WAIVER OR LIMITATION OF LENDER’S RIGHTS UNDER THIS PARAGRAPH SHALL BE EFFECTIVE UNLESS IN WRITING AND MANUALLY SIGNED ON LENDER’S BEHALF. Borrower acknowledges that the above paragraph has been expressly bargained for by Lender as part of the loan evidenced hereby and that, but for Borrower’s agreement and the agreement of any other person liable for payment hereof thereto, Lender would not have extended the loan for the term and •with the interest rate provided herein. [Signatures Begin On Following Page] -7-

WU/LH 300 AMERICAN L.L.C., a Delaware limited liability company By: GTJ Realty, LP, a Delaware limited partnership, Manager By: GTJ GP, LLC, a Maryland limited liability company, General Partner By: GTJ REIT, Inc., a Maryland limited corporation, Manager By: /s/ Louis Sheinker Name: Louis Sheinker Title: President WU/TH 500 AMERICAN L.L.C., a Delaware limited liability company By: GTJ Realty, LP, a Delaware limited partnership, Manager By: GTJ GP, LLC, a Maryland limited liability company, General Partner By: GTJ REIT, Inc., a Maryland corporation, Manager By: /s/ Louis Sheinker Name: Louis Sheinker Title: President